02/28/91


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (hereinafter, this "Agreement"), made and entered into in the City of Washington, D.C., this 28th day of February, 1991, by and between American Utilicraft Corporation, a corporation duly organized and existing under the laws of the State of Delaware, (hereinafter, the "Corporation"), and John J. Dupont, residing at 7313 South View Court, City of Fairfax Station, State of Virginia (hereinafter, "Dupont").


                              W I T N E S S E T H:


         1. The Corporation hereby employs Dupont, and Dupont agrees to work for the Corporation as President and Chief Executive Officer of the Corporation, reporting to the Board of Directors.

         2. The term of this Agreement shall be for a period of five (5) years from the date hereof, unless sooner terminated as hereinafter provided.

         3. Dupont agrees to devote his full time and efforts to his duties as President and Chief Executive Officer for the profit, benefit and advantage of the business of the Corporation, once major start-up financing (approximately $20,000,000) is in place.

         4. (a) The Corporation agrees to pay Dupont a basic salary at the rate of One Hundred Thousand Dollars ($100,000.00) per annum, payable in semi-monthly installments, for all the services to be rendered by Dupont hereunder, including service as a director, member of a committee, and any other duties related to his position required of him by the Board of Directors of the Corporation. The basic salary above-stated is understood by the parties to this Agreement to be payable to Dupont during the period in which the Corporation is developing the FF-1080 aircraft and seeking its Federal Aviation Administration (hereinafter "FAA") aircraft type certificate (approximately 18 to 24 months).

             (b) When the initial FAA aircraft type certificate is achieved, the basic salary payable to Dupont will increase to One Hundred Fifty Thousand Dollars ($150,000.00) per annum effective the first day of the month in which the FAA issues the initial FF-1080 aircraft type certificate to the Corporation.

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             (c) The basic salary payable to Dupont will further increase to Two
Hundred Fifty Thousand ($250,000.00) per annum effective the first day of the month in which the Corporation delivers production aircraft number twenty-four
(24).

             (d) Basic salary payments to Dupont under this Agreement shall begin on the first day of the month in which the major start-up financing (approximately $20,000,000) of the Corporation is achieved.

             (e) The basic salary payments made to Dupont under this paragraph shall be adjusted annually, effective the first day of the thirteenth month after any such payment under subparagraphs (a), (b) or (c) above begins, by the percentage of the annual rate of change in the Consumer Price Index for the twelve months preceding the above effective date.

         5. (a) The Corporation agrees that at the end of each Corporate fiscal year, in which Dupont shall have been in the employ of the Corporation for at least one day of such fiscal year, it will pay Dupont as a bonus an additional sum amounting to four percent (4%) of the net profits of the Corporation for that fiscal year.

             (b) Determination of "net profits", for purposes of the bonus payment described in this paragraph shall be consistent with net income as otherwise determined in the Corporation's annual financial statements, which statements shall be prepared under generally accepted accounting principles. The Corporation's annual financial statements, including its Annual Statement of Income, shall be audited no less than annually by an independent Certified Public Accountant.

         6. The Corporation agrees to pay all reasonable expenses incurred by Dupont in furtherance of the business of the Corporation, including travel and entertainment expenses. The Corporation agrees to reimburse Dupont for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

         7. If Dupont shall, after major start-up financing (approximately $20,000,000) is in place, be absent from work because of illness or other cause for a period, or aggregate of periods, in excess of six (6) months in any one
(1) year of the term of employment, the Corporation shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Dupont. In that event, the Corporation shall pay Dupont his compensation to the date of termination.

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         8.  Dupont agrees that the Corporation may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Dupont that the Corporation may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed One Million Dollars ($1,000,000.00) without the written consent of Dupont. Dupont agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Corporation in procuring such insurance; and Dupont agrees that other than his rights as a shareholder he shall have no right, title, or interest in or to such insurance.

         9. In the event of the death of Dupont during the period of this Agreement and after the major start-up financing (approximately $20,000,000) is in place, the Corporation agrees to pay Dupont's legal representatives the sum of Five Thousand Dollars ($5,000.00).

         10. Dupont agrees that after major start-up financing (approximately $20,000,000) is in place, he will not engage in any other commercial activity, whether or not competitive with the business of the Corporation, nor be affiliated in any other way as officer, director, or significant stockholder of another corporation without the consent of the Board of Directors of the Corporation.

         11. (a) Dupont represents that he has invented a twin-engined utility transport aircraft which he has designated the FF-1080 aircraft, and further represents that he has invented an aircraft freight feeder system which he has designated the ETA (for Express Turn-Around) system, and further represents that he has executed applications for patents and trademarks of the United States on the aircraft and on the aircraft freight feeder system. The Corporation desires to continue development of and manufacture the FF-l080 aircraft and the ETA aircraft freight feeder system. Dupont hereby agrees to assign such inventions to the Corporation in the form of a written assignment, subject to the provision of subparagraph (d) of this paragraph 11, and to grant to the Corporation all rights otherwise necessary to manufacture the FF-1080 aircraft and the ETA aircraft freight feeder system for a term beginning with the date of this Agreement and, subject to the provisions of subparagraph (d) of this paragraph 11, ending with the expiration of the patents to be obtained thereon as such patents are defined by Exhibits A and B hereto.

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             (b) Dupont and the Corporation agree that any improvements, further inventions or discoveries which each may come upon, conceive, make, invent or discover, or otherwise acquire with reference to the FF-1080 aircraft or the ETA freight feeder system or with reference to aircraft or aviation during the period in which this Agreement is in effect, shall become subject to the terms of this Agreement including subparagraph (d) of this paragraph 11, in the same manner as the FF-1080 aircraft and the ETA aircraft freight feeder system.

             (c) Dupont agrees to apply for patents upon such new improvements, discoveries and inventions and to assign such inventions and grant exclusive manufacturing rights with respect to such applications and the patents issued thereon to the Corporation, subject to the provisions of subparagraph (d) of this paragraph 11, as soon as legally possible; provided, however, that Dupont may require the Corporation to pay the expenses of making and prosecuting such patent applications and other patent matters, and may refuse to proceed therewith unless he is indemnified against such expenses.

             (d) The Corporation agrees that if, for any reason except as contemplated by paragraph 15 below, the Corporation or its successors or assigns shall discontinue its start-up efforts, and/or its development of the FF-l080 aircraft and/or the ETA aircraft freight feeder system, and/or its FAA certification of the FF-1080 aircraft, and/or its aircraft manufacturing business, and/or files chapter 11 or 7 bankruptcy, and/or if Dupont or the Corporation terminates this Agreement for any reason prior to the Corporation securing major development financing (approximately $20,000,000), all patents, including but not limited to those defined by Exhibits A and B hereto, and all licenses, manufacturing rights, marketing rights, design rights, and rights of any other kind, which may have been granted or assigned to the Corporation by Dupont, are revoked and Dupont or his heirs or assigns shall be permitted to practice the inventions and associated trademarks and exercise all other intellectual property rights covered by such grants or assignments without interference by the Corporation or its successors or assigns, and title to all engineering, engineering drawings, designs and technical data of any type, including, but not limited to, computer-aided design and engineering data and software, shall transfer to Dupont or his heirs or assigns.

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             (e) In the event of the expiration without renewal of this
Agreement, or in the event that this Agreement is terminated for any reason except as contemplated by subparagraph (d) above, the Corporation or its successors or assigns shall have the right to continue the development, manufacture and sale of the FF-1080 aircraft and the ETA aircraft freight feeder system as defined in Exhibits A and B hereto and derivative versions of the aircraft and freight feeder system, or any other aircraft or freight feeder systems, subject to the payment to Dupont, or his heirs or assigns, of royalties equal to three percent (3%) of the gross sale price of all such aircraft and/or systems delivered to purchasers after the termination date. Such royalties shall be paid within thirty (30) days of delivery by certified or cashier's check.

             (f) Dupont agrees that he shall exercise reasonable care to prevent disclosure of the Corporation's proprietary information to others and shall not, himself, at any time during the period of this Agreement and after its termination unless terminated pursuant to subparagraph (d) of this paragraph 11, disclose the Corporation's proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term "proprietary information" as used herein includes, in addition to information so designated and labeled by the Corporation, all business, financial, technical and design information related to the Corporation's developmental and production aircraft whether or not designated and labeled as proprietary information.

         12. Dupont agrees that, for a period of three (3) years after termination of this Agreement, unless termination is initiated by the Corporation or is terminated by Dupont, subject to subparagraph (d) of paragraph 11, he will not engage in any way, directly or indirectly, in any business competitive with the business of the Corporation.

         13. Subject to the provisions of subparagraph (d) of paragraph 11 hereof, either party shall have the right to terminate this Agreement upon one hundred eighty (180) days notice to the other. If Dupont terminates this Agreement, the Corporation shall pay Dupont until the date of termination. If the Corporation terminates the Agreement, it shall forthwith pay additional compensation to Dupont in the form of a lump sum payment of ten (10) times the average amount of annual basic salary payable under paragraph 4(c) above, and ten (10) times the average amount of bonus payments payable under paragraph 5 above, paid for five (5) years (or, in the case of basic salary, any lesser number of years if basic salary payments were not made for five (5) years) prior to the date of termination. If bonus payments under paragraph 5 above were not made for five (5) years prior to the date of termination, the average amount of bonus payments shall be the five (5) year average of bonus payments for those years in which bonus payments shall actually have been made, if any, and projected bonus payments for the succeeding years (for a total of five (5) years) per the manufacturing cost assumptions for projected production aircraft shown in Exhibit A hereto.

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         14. (a) For protection of Dupont against possible termination after a change of control (defined below) of the Corporation and to induce Dupont to continue to serve in his capacity as President and Chief Executive Officer or in such other capacity to which he may be elected or appointed, the Corporation will provide severance benefits in the event Dupont's employment is terminated after a change of control.

             (b) "Change of control" shall have occurred if, at any time after the Corporation acquires its major start-up financing, (a) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act ("SEA") of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total of twenty percent (20%) or more of the outstanding shares of the Corporation's common stock, or (b) the Board of Directors of the Corporation is composed of a majority of directors who were not directors of the Corporation on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 of Regulation l4A promulgated under the SEA.

             (c) If a change of control has occurred, Dupont shall be entitled to severance benefits if his employment is terminated by him due to:

                 (i) the assignment to him of any duties not consistent with his present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

                 (ii) a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

                 (iii) a change in geographic location of where his position is based in excess of twenty (20) miles or required travel in excess of his usual business travel schedule.

             (d) Dupont shall be entitled to severance benefits if his employment is terminated by the Corporation after a change of control.

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             (e) Severance benefits after a change of control has occurred shall be:

                 (i) a lump sum payment of ten (10) times the amount of annual basic salary payable under paragraph 4(c) above, and ten (10) times the average amount of bonus payments payable under paragraph 5 above, made for five (5) years (or, in the case of basic salary, any lesser number of years if basic salary payments were not made for five (5) years) prior to the change of control;
                 (ii) in the event that such severance benefits are payable prior to completion by the Corporation of the fifth year of production aircraft deliveries, the bonus payments portion of the above lump sum payment shall be the five (5) year average of bonus payments under paragraph 5 above for those years in which bonus payments shall actually have been made, if any, and projected bonus payments for the succeeding year (for a total of five (5) years) per the manufacturing cost assumptions for projected production aircraft shown in Exhibit C hereto.

                 (iii) allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is higher; and

                 (iv) all employee benefits in effect and applicable to Dupont on the date of the change of control will be retained and paid by the Corporation for Dupont for a period of two (2) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the Corporation.

             (f) Dupont shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary he may earn.

             (g) In the event of a change of control, the Corporation is aware that the Board of Directors or a shareholder or shareholders of the Corporation may cause the Corporation to refuse to comply with its obligations under this paragraph, or may cause the Corporation to institute litigation seeking to have this paragraph declared unenforceable, or may take other action to deny Dupont the benefits intended to be provided under this paragraph. It is the intent of the Corporation that Dupont not be required to incur expenses in enforcing his rights under this paragraph by litigation or other legal action because the costs and expenses thereof would substantially detract from the benefits intended to be extended to Dupont under this paragraph.

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             (h) If, following a change of control, Dupont determines that the
Corporation has failed to comply with any of its obligations under this paragraph or in the event the Corporation or any other person takes action to declare this paragraph void or unenforceable, or institutes any litigation or other legal action designed to deny Dupont the benefits intended to be extended under this paragraph, the Corporation authorizes Dupont to retain counsel of his choice at the Corporation's expense to represent Dupont in connection with the initiation or defense by Dupont of any litigation or legal action, whether by or against the Corporation, any director, officer, shareholder, or any other person affiliated with the Corporation, in any jurisdiction.

             (i) Despite any previously existing attorney-client relationship between the Corporation and counsel retained by Dupont, the Corporation hereby provides that Dupont may enter into any attorney-client relationship with such counsel. The Corporation and Dupont agree that a confidential relationship will exist between Dupont and such counsel.

             (j) The Corporation hereby authorizes that the reasonable fees and expenses of counsel retained by Dupont shall be paid or reimbursed to Dupont by the Corporation on a regular, periodic basis upon Dupont's presentation of a statement or statements prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

         15. The Corporation shall have the right, with the consent of Dupont, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms "successor" and "assign" shall include any corporation or individual which buys all or substantially all of the Corporation's assets, or all of its stock, or with which it merges or consolidates, which is/are not considered hostile by Dupont, including but not limited to, takeovers, takeover attempt and chapter 11 or chapter 7 bankruptcy.

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         16. The Corporation shall indemnify Dupont and hold him harmless against any claims or legal action of any type brought against Dupont with respect to his activities as President and Chief Executive Officer of the Corporation and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Dupont therein. In the event an action should be filed with respect to the subject of this indemnity and hold harmless agreement, the Corporation agrees that Dupont may employ an attorney of Dupont's own selection to appear and defend the action, on behalf of Dupont, at the expense of the Corporation. Dupont, at his option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Dupont.

         17. Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

         18. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         19. If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this agreement shall remain in effect.

         20. This Agreement may be renewed, extended or modified by mutual agreement in writing in the form of a numbered amendment hereto.

         21. This Agreement shall be construed in accordance with the laws of the State of Delaware.

         22. This Agreement consists of ten (10) pages and Exhibit A (United States Patent Application on the Freight Feeder Aircraft and Method of Transporting Cargo Using Same) consisting of twenty (20) pages, Exhibit B (United States Patent Application on the FF-1080 Aircraft Design) consisting of six (6) pages, and Exhibit C (Manufacturing Cost Assumptions) consisting of six
(6) pages.

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         IN WITNESS WHEREOF, the Corporation has hereunto signed its name by its
Corporate Secretary, for the Board of Directors, and the other party hereto has signed his name, all as of the day and year first above written.


                                        AMERICAN UTILICRAFT CORPORATION


                                        By: /s/ Chester D. Taylor
                                           ----------------------------------
                                           Chester D. Taylor, Jr.
                                           Corporate Secretary


                                        /s/ John J. Dupont
                                        -------------------------------------
                                        John J. Dupont




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